As filed with the U.S. Securities and Exchange Commission on October 14, 2026
Registration No. 333- 253827
No. 333-266120

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-253827
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-266120
UNDER
THE SECURITIES ACT OF 1933
______________________
Comtech Telecommunications Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2139466 (I.R.S. Employer Identification Number)
305 N 54th Street
Chandler, Arizona 85226
(480) 333-2200
(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________
Kenneth H. Traub
Chairman of the Board, President and Chief Executive Officer
Comtech Telecommunications Corp.
305 N 54th Street
Chandler, Arizona 85226
(480) 333-2200
(Address, including zip code, and telephone number, including area code, of agent for service)
______________________
Copies to:
Steven Suzzan, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 318-3000
Fax: (212) 318-3400
______________________
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Comtech Telecommunications Corp. (the “Company”) previously filed a Registration Statement on Form S-3 (File No. 333-253827) (as amended, the “First S-3 Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on March 3, 2021, which was declared effective on March 15, 2021. The First S-3 Registration Statement originally registered the offer and sale from time to time by the selling stockholder named in named therein (the “Selling Stockholder”) of up to 1,381,567 shares of common stock, par value $0.10 per share (“Common Stock”) of the Company that may be issued by the Company to the Selling Stockholder.

The Company also filed a Registration Statement on Form S-3 (File No. 333-266120) (as amended, the “Second S-3 Registration Statement,” and together with the First S-3 Registration Statement, the “Registration Statements”) with the SEC on July 13, 2022, which was declared effective on July 25, 2022. The prospectus included in the Second S-3 Registration Statement is a combined prospectus relating to (i) 606,302 shares of Common Stock registered under the Second S-3 Registration Statement that may be sold by the Selling Stockholder from time to time, and (ii) 771,120 of the 1,381,567 shares of Common Stock registered on the First S-3 Registration Statement that remained unsold. Pursuant to Rule 429 under the Securities Act, the Second S-3 Registration Statement upon effectiveness served as a post-effective amendment to the First S-3 Registration Statement.

The Company is seeking to deregister all shares of Common Stock that remain unsold under the Registration Statements as of the date hereof because its obligation to maintain the effectiveness of the Registration Statements pursuant to the terms of its agreement with the Selling Stockholder has terminated. Accordingly, pursuant to the undertaking of the Company in the Registration Statements as required by Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to deregister all remaining unsold shares of Common Stock pursuant to the Registration Statements which would have otherwise remained available for sale under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Chandler, Arizona, on October 14, 2026.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Kenneth H. Traub
Kenneth H. Traub, Chairman of the Board President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to Registration Statements has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Kenneth H. Traub Kenneth H. Traub	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 14, 2026
/s/ Michael A. Bondi Michael A. Bondi	Chief Financial Officer (Principal Financial and Accounting Officer)	October 14, 2026
/s/ Michael J. Hildebrandt Michael J. Hildebrandt	Director	October 14, 2026
/s/ Christopher D. Maloney Christopher D. Maloney	Director	October 14, 2026
/s/ Mark Quinlan Mark Quinlan	Director	October 14, 2026
/s/ Mary Jane Raymond Mary Jane Raymond	Director	October 14, 2026
/s/ Lloyd A. Sprung Lloyd A. Sprung	Director	October 14, 2026
/s/ Lawrence J. Waldman Lawrence J. Waldman	Director	October 14, 2026